Exhibit 21.1

Subsidiary	Jurisdiction of Incorporation
Acirca, Inc.	Delaware
AMI Operating, Inc.	Texas
Arrowhead Mills, Inc.	Delaware
Avalon Holding Corporation	Delaware
Avalon Natural Products, Inc.	California
Botalia Pharmaceutical, Inc.	Delaware
Celestial Beverages, Inc.	Delaware
Celestial Seasonings, Inc.	Delaware
Dana Alexander, Inc.	New York
DeBoles Nutritional Foods, Inc.	New York
Fruit Specialties B.V.	Netherlands
General Therapeutics, Inc.	Delaware
Grains Noirs SA	Belgium
Hain Celestial Belgium BVBA	Belgium
Hain-Celestial Canada, ULC	Nova Scotia
Hain Celestial Europe B.V.	Netherlands
Hain Celestial UK Limited	United Kingdom
Hain Europe NV	Belgium
Hain Frozen Foods UK Limited	United Kingdom
Hain Holdings UK Limited	United Kingdom
Hain Pure Food Co., Inc.	California
Hain Pure Protein Corporation	Delaware
Hain-Yves, Inc.	Delaware
Health Valley Company	Delaware
Jason Natural Products, Inc.	California
Kineret Foods Corporation	New York
Lima France S.A.R.L.	France
Lima SA/NV	Belgium
Little Bear Organic Foods, Inc.	California
Natumi AG	Germany
Natural Nutrition Group, Inc.	Delaware
Plainville Farms, LLC	Delaware
Sleep Right, Inc.	Delaware
Societe Anonyme de Gestion et D’administration SA	Belgium
Spectrum Organic Products, LLC	California
Tendercare International, Inc.	Colorado
Terra Chips, B.V.	Netherlands
The Organic Production S.A.	Belgium
W.S.L. NV	Belgium
Westbrae Natural Foods, Inc.	California
Westbrae Natural, Inc.	Delaware
Yves Fine Foods Inc.	Nevada
Zia Cosmetics, Inc.	California